Exhibit 4.1

THIS WARRANT AND THE SECURITIES FOR WHICH THIS WARRANT IS EXERCISABLE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS, OR UNLESS OFFERED, SOLD, PLEDGED, HYPOTHECATED OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

ALBIREO PHARMA, INC.

Warrant To Purchase Common Stock

Warrant No.: 1

Number of Shares of Common Stock: *67,271*

Date of Issuance: 4 November, 2016 (“Issuance Date”)

Albireo Pharma, Inc., a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Kreos Capital IV (Expert Fund) Limited, a company incorporated under the laws of Jersey, the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon surrender of this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after the date hereof (the “Exercisability Date”), but not after 11:59 p.m., New York time, on the Expiration Date (as defined below), *sixty seven thousand two hundred and seventy one (67,271)* fully paid non-assessable shares of Common Stock (as defined below) (the “Warrant Shares”). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 17.

1. EXERCISE OF WARRANT.

(a) Mechanics of Exercise. Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder on any day on or after the Exercisability Date, in whole or in part, by delivery of a written notice (via overnight courier, facsimile or email), in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant. Upon delivery of the Exercise Notice, the Holder shall make payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or by wire transfer of immediately available funds or by notifying the Company that this

Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 1(d)). On or before the first Business Day following the date on which the Company has received the Exercise Notice, the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of the Exercise Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the third Business Day following the date on which the Company has received the Exercise Notice (the “Share Delivery Date”), the Company shall (X) provided that (i) such Warrant Shares do not require the placement of any legends restricting the transfer of such Warrant Shares and (ii) the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y) if (i) the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program and/or (ii) such Warrant Shares require the placement of legends restricting the transfer of such Warrant Shares, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise. Upon delivery of the Exercise Notice and payment of the Exercise Price, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock to be issued shall be rounded down to the nearest whole number. The Company shall pay any and all transfer taxes and transfer agent fees which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant. For purposes of clarification, unless required pursuant to industry standard stock transfer procedures, the Transfer Agent shall not require the Holder to obtain a medallion guaranty, notary attestation or any similar deliverable in order to effectuate an exercise of all or a portion of this Warrant. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date the final Exercise Notice is delivered to the Company. However, if this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than five (5) Business Days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 6(c)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised.

(b) Exercise Price. For purposes of this Warrant, “Exercise Price” means US$*11.78*, subject to adjustment as provided herein.

(c) Company’s Failure to Timely Deliver Securities. If the Company shall fail for any reason or for no reason to issue to the Holder within three (3) Trading Days after receipt of the Exercise Notice in compliance with the terms of this Section 1, a certificate for the number of shares of Common Stock to which the Holder is entitled and register such shares of Common Stock on the Company’s share register or to credit the Holder’s balance account with DTC for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of this Warrant, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such exercise that the Holder anticipated receiving from the Company (a “Buy-In”), then, so long as the Holder has paid the Aggregate Exercise Price (or has provided a valid notice of Cashless Exercise), the Company shall, within two (2) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Warrant Shares) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Warrant Shares and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Sale Price on the date of exercise.

(d) Cashless Exercise. Notwithstanding anything contained herein to the contrary, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number = (A × B) - (A × C)
B

For purposes of the foregoing formula:

A	=	the total number of shares with respect to which this Warrant is then being exercised.

B	=	the arithmetic average of the Closing Sale Prices of the shares of Common Stock for the fifteen (15) consecutive Trading Days ending on the Trading Day immediately preceding the date of the Exercise Notice.

C	=	the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

Upon receipt of an Exercise Notice to which this Section 1(d) is applicable, the Company shall notify the Holder within one (1) Trading Day of the calculation of the Net Number of shares of Common Stock issuable upon the noticed exercise of the Warrant utilizing Cashless Exercise, and confirm the Holder’s desire to complete the exercise of the Warrant pursuant to this Section 1(d). Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

(e) Rule 144. For purposes of Rule 144(d) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), assuming the Holder is not an affiliate of the Company, it is intended that the Warrant Shares issued in a Cashless Exercise shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the Issuance Date. This Section 1(e) is subject in all respects to applicable securities laws in effect from time to time.

(f) Reservation of Stock. The Company agrees during the term the rights under this Warrant are exercisable to reserve and keep available (free from pre-emptive rights) from its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of this Warrant, such number of shares as shall from time to time be sufficient to effect the exercise of the rights under this Warrant; and if at any time the number of authorized but unissued shares of Common Stock that may be issued by the Company shall not be sufficient for purposes of the exercise of this Warrant in accordance with its terms, without limitation of such other remedies as may be available to the Holder, the Company will take such corporate action as may be necessary to increase its authorized and unissued shares of Common Stock to a number of shares as shall be sufficient for such purposes. The Company represents and warrants that all Warrant Shares that may be issued upon the exercise of this Warrant will, when issued in accordance with the terms hereof, be validly issued, fully paid and non-assessable.

(g) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed.

2. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a) Adjustment upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Issuance Date combines (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) New Issuance Adjustment. If the Company at any time on or after the Issuance Date issues any shares of capital stock, other Permitted Securities, for a price less than the Exercise Price (each such issuance being a “New Issuance Adjustment Event”), the Holder shall receive such number of additional Warrant Shares on the exercise of this Warrant (or such corresponding proportion if this Warrant is exercised in part) (the “Anti-Dilution Shares”) as is determined by the following formula (and rounding up fractions to the nearest whole number of shares):

N = ((EP/WA) × Z) - Z

For purposes of the foregoing formula:

N	= the number of Anti-Dilution Shares that the Holder is entitled to receive.

WA	= (EP × ESC) + (AESP × NS)/(ESC + NS).

EP	= the Exercise Price then in effect.

ESC	= the existing share capital of the Company, namely the number of shares of capital stock issued and outstanding, plus the aggregate number of shares in respect of which options to subscribe have been granted, or which are subject to convertible securities (including but not limited to warrants), in each case immediately prior to the New Issuance Adjustment Event.

AESP	= the price per share for the new securities to be issued pursuant to the New Issuance Adjustment Event; provided, however, that for the purposes of this calculation in no event shall AESP be less than the par value of the Common Stock.

NS	= the number of new securities to be issued pursuant to the New Issuance Adjustment Event.

Z	= the number of Warrant Shares existing immediately before the New Issuance Adjustment Event.

The exercise price for the Anti-Dilution Shares shall be equal to the par value of the Anti-Dilution Shares, payable by the Holder in cash. In the event of any dispute between the Holder and the Company about the effect of this Section 2(b), then such dispute shall be resolved pursuant to Section 14 with the term “N” being substituted for the term “Exercise Price.”

(c) Rights Upon Distribution of Assets. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), the Holder shall be entitled to receive the dividend or distribution of assets that would have been payable to the Holder pursuant to the Distribution had the Holder exercised this Warrant (or, if this Warrant has been partially exercised prior to the Distribution, any unexercised portion thereof) immediately prior to such record date.

(d) Adjustments for Other Dividends and Distributions. In the event the Company shall at any time or from time to time after the Issuance Date declare, order, pay or make a dividend or other distribution on any of its shares of capital stock, other than a dividend or distribution that results in an adjustment provided for in Section 2(a) or 2(c) above, the Company shall make appropriate provision so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of other property receivable in connection with such dividend or distribution as a holder of the same number of Warrant Shares as were purchasable by the Holder immediately prior to such dividend or distribution.

(e) Notice of Adjustment. Not less than ten (10) days prior to the record date or effective date, as the case may be, of any action which requires or might require an adjustment or readjustment pursuant to this Section 2, the Company shall give notice to the Holder of such event, describing such event in reasonable detail and specifying the record date or effective date, as the case may be, and, if determinable, the required adjustment and computation thereof. If the required adjustment is not determinable as the time of such notice, the Company shall give notice to the Holder of such adjustment and computation as soon as reasonably practicable after such adjustment becomes determinable.

3. FUNDAMENTAL TRANSACTIONS. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes this Warrant in accordance with the provisions of this Section 3 and delivers to each holder of Warrants in exchange for such Warrants, promptly following consummation of such Fundamental Transaction, a new Warrant substantially similar in form and substance to this Warrant reflecting any modification in the terms of the Warrant pursuant to this Section 3. If, at any time prior to the Expiration Date, the Company enters into or is a party to a Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled or required to receive securities issued by another company or cash or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Holder shall thereafter have the right to receive upon an exercise of this Warrant for each Warrant Share that would have been issuable upon exercise of this Warrant prior to consummation of such Corporate Event, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property) purchasable upon the exercise of the Warrant prior to such Corporate Event, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the consummation of such Corporate Event had the Warrant been exercised for one Warrant Share immediately prior to consummation of such Corporate Event. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Corporate Event, then the Holder shall be given the same choice as to the consideration it receives upon any exercise of this Warrant following consummation of such Corporate Event. The provisions of this Section 3 shall apply similarly and equally to successive Fundamental Transactions and Corporate Events.

4. NONCIRCUMVENTION. The Company hereby covenants and agrees that it will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be reasonably necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as this Warrant is outstanding, take all action reasonably necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of this Warrant, 100% of the number of shares of Common Stock issuable upon exercise of this Warrant then outstanding.

5. WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares that such Holder is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

6. REISSUANCE OF WARRANTS.

(a) Transfer of Warrant. This Warrant may only be transferred to a Permitted Transferee in accordance with applicable securities laws. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, together with an opinion of counsel to the Holder regarding compliance of the proposed transfer with applicable securities laws and such other documentation as may be reasonably requested by the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 6(c)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 6(c)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred. The Holder shall pay any transfer tax imposed in connection with such assignment (if any). Except as provided in the preceding sentence, any transfer or exchange of this Warrant shall be without charge to the Holder.

(b) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 6(c)) representing the right to purchase the Warrant Shares then underlying this Warrant. In such event, the Holder shall pay the Company’s reasonable costs of issuing a new Warrant to the Holder.

(c) Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 6(a), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

7. COMPLIANCE WITH SECURITIES ACT. The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 7 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act. This Warrant and all Warrant Shares issued upon exercise of this Warrant (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form:

“THIS WARRANT AND THE SECURITIES FOR WHICH THIS WARRANT IS EXERCISABLE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS, OR UNLESS OFFERED, SOLD, PLEDGED, HYPOTHECATED OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.”

8. REPRESENTATIONS AND WARRANTIES. The Company hereby represents and warrants to the Holder as follows:

(a) The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as currently conducted.

(b) The Company has the requisite corporate power and authority to enter into this Warrant and to perform its obligations hereunder. The execution and delivery of this Warrant by Company and the performance by Company of its obligations hereunder have been duly authorized by all necessary corporate action on the part of Company. This Warrant has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

(c) The authorized capital stock of Company consists of 200,000,000 shares of Common Stock, 6,294,725 of which shares are issued and outstanding as of the close of business on the day prior to the date hereof, and 50,000,000 shares of preferred stock, par value $0.01 per share, 0 shares of which are issued and outstanding as of the close of business on the day prior to the date hereof. No shares of capital stock are held in Company’s treasury. All outstanding shares of the Company’s Common Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable legal requirements, including all applicable securities laws.

9. NOTICES. All notices and other communications given or made pursuant to this Warrant shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iii) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt, in each case addressed as follows; provided that if any attempted delivery of notice in accordance with the provisions of this Section 9 is refused or rejected, such notice shall be deemed received as of the date of the attempted delivery of such notice:

If to the Company:

Albireo Pharma, Inc.

50 Milk Street, 16th Floor

Boston, MA 02109

United States

Attn: Chief Executive Officer

Attn: General Counsel

and

If to the Holder:

Kreos Capital IV (Expert Fund) Limited

25-28 Old Burlington Street

London W1S 3AN

United Kingdom

Attn: Maurizio Petitbon

With copies (which shall not constitute notice) to:

Charles Russell Speechlys LLP

5 Fleet Place

London EC4M 7RD

United Kingdom

Facsimile: +44 (0) 20-7427-6600

Attention: Chris Putt, Esq.

and

Golenbock Eiseman Assor Bell & Peskoe LLP

437 Madison Avenue

New York, NY 10022

United States

Facsimile: (212) 754-0330

Attention: Robert B. Zimmerman, Esq.

or such other addresses as shall be furnished in writing by any party to the other parties in the manner for giving notices hereunder.

10. AMENDMENT AND WAIVER. Except as otherwise provided herein, this Warrant may only be amended, modified or supplemented by an agreement in writing signed by the Holder and the Company. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by either party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11. GOVERNING LAW. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude either party from bringing suit or taking other legal action against the other party in any other jurisdiction to enforce a judgment or other court ruling in favor of the such party. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

12. SEVERABILITY. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

13. CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

14. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations, as the case may be, via facsimile within two (2) Business Days of receipt of the Exercise Notice giving rise to such dispute to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via facsimile (a) the disputed determination of the Exercise Price to a reputable investment bank selected by the Company and acceptable to the Holder, acting reasonably, or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error. The expenses of the investment bank or accountant shall be borne by whichever of the Company or the Holder whose determination or calculation is furthest from the determination or calculation by such investment bank or accountant, as the case may be.

15. REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to seek specific performance of its rights under this Warrant. The Company agrees that monetary damages may not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant.

16. TRANSFER. Subject to compliance with all applicable securities laws and the provisions of this Warrant, this Warrant may be sold, transferred or assigned without the consent of the Company.

17. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Albireo Loan” means that certain Amended and Restated Agreement for the Provision of a Loan Facility of up to €6,000,000 Dated 18 December 2014, as Amended by a Deed of Variation Dated 4 February 2016 and as Amended and Restated on the Issuance Date, pursuant to a Supplemental Agreement Dated 24 May 2016, by and among Kreos Capital IV (UK) Limited (“Kreos UK”), Albireo Limited, a company incorporated under the laws of England and Wales, Albireo AB, a company incorporated in Sweden, and Elobix AB, a company incorporated in Sweden.

(b) “Affiliate” has the meaning ascribed in Rule 405 promulgated under the Securities Act.

(c) “Bloomberg” means Bloomberg Financial Markets.

(d) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(e) “Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing does not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(f) “Common Stock” means (i) the Company’s shares of Common Stock, par value $0.01 per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

(g) “Expiration Date” means the date five (5) years after the Issuance Date or, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a “Holiday”), the next date that is not a Holiday.

(h) “Fundamental Transaction” means that (a) the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation, unless the holders of the Company’s voting power immediately prior to such transaction or series of related transactions continue after such transaction or series of related transactions to have a majority of the voting power of the surviving entity) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person, through an agreement negotiated with the Company, to make a purchase, tender or exchange offer that is accepted by the holders of more than fifty percent (50%) of the outstanding shares of Common Stock (including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than fifty percent (50%) of the outstanding shares of Common Stock (including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock; or (b) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) of the aggregate ordinary voting power represented by issued and outstanding Common Stock.

(i) “Permitted Securities” means any shares or equity securities issued by the Company (i) as the consequence of any exercise of rights by the Holder under this Warrant; (ii) under or in connection with any stock option or equity incentive plan approved by the Board of Directors of the Company or any subsidiary for the benefit of the officers, directors, employees or consultants of the Company or any subsidiary; or (iii) pursuant to the conversion of any convertible securities issued and outstanding prior to or on the Issuance Date.

(j) “Permitted Transferee” means (i) any Affiliate of the Holder; (ii) any fund or financial institution the business of which involves making or holding equity or debt (or a combination of equity and debt) investments; or (iii) in the context of a Secondary Transaction, any third-party; provided that in no circumstances shall a competitor to the Company be a Permitted Transferee.

(k) “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(l) “Principal Market” means the Nasdaq Capital Market.

(m) “Secondary Transaction” means any transaction in which the Holder sells its interest in this Warrant, as a package, together with the interest in the Albireo Loan held by Kreos UK (or by any Person to whom Kreos UK has assigned such interests in accordance with the terms thereof), to a third-party and such third-party assumes any remaining funding or other obligations under the Albireo Loan of Kreos UK (or of any Person to whom Kreos UK has transferred such obligations in accordance with the terms thereof).

(n) “Successor Entity” means the Person formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been entered into.

(o) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York City time).

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

ALBIREO PHARMA, INC.

By:	/s/ Ron Cooper
	Name:	Ron Cooper
	Title:	President and CEO

Albireo Pharma Warrant Signature Page

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE COMMON STOCK

ALBIREO PHARMA, INC.

The undersigned holder hereby exercises the right to purchase                  shares of Common Stock (“Warrant Shares”) of Albireo Pharma, Inc., a Delaware corporation (the “Company”), evidenced by the attached Warrant to Purchase Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

a “Cash Exercise” with respect to                  Warrant Shares; and/or

a “Cashless Exercise” with respect to                  Warrant Shares.

2. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $         to the Company in accordance with the terms of the Warrant.

3. Delivery of Warrant Shares. The Company shall deliver to the holder                  Warrant Shares in accordance with the terms of the Warrant.

Date:

Name of Registered Holder

By:
Name:
Title:

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs its transfer agent [                    ] (the “Transfer Agent”) to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated                     , 2016 from the Company and acknowledged and agreed to by the Transfer Agent.

ALBIREO PHARMA, INC.

By:
Name:
Title: